Exhibit 10c(23)

EXECUTIVE PERMANENT LIFE INSURANCE AGREEMENT

THIS AGREEMENT is made this ____________ between CAROLINA POWER & LIGHT COMPANY ("Company") and ____________________________________ ("Employee").

WITNESSETH:

WHEREAS, the Company has instituted an Executive Permanent Life Insurance Program in order to assist selected key employees in providing death benefits for their beneficiaries; and

WHEREAS, the Company desires to provide such benefits in the Executive Permanent Life Insurance Program to the extent provided herein;

NOW, THEREFORE, it is mutually agreed that:

1.    Insurance Policy. In furtherance of the purpose of the Executive Permanent Life Insurance Program, the Company and Employee have jointly applied for and purchased life insurance from Northwestern Mutual Life Insurance Company ("Insured") insuring the life of __________________, an employee of the Company. The policy number is __________________and the original face amount is ________________ ("Policy").

2.     Policy Ownership. The Company and the Employee agree that the Policy shall be divided into two separate and distinct policy interests as provided in Paragraph 4. During the term of this Agreement, the parties shall have the following ownership rights with respect to such policy interests.

a) Company.

i)     The contingent limited right to obtain one or more loans or advances on the Policy which shall be limited to the extent of the Company's Policy Interest, as defined in Paragraph 4 below, and to pledge or assign the Policy for such loans or advances. Any such loan, advance, pledge or assignment by the Company shall be subject to the written consent of the Employee. If such loans are for the purpose of paying premiums or otherwise to purchase or carry the Policy, the Company agrees to adhere to the requirement of Section 264 of the Internal Revenue code of 1986, as amended from time to time, so that the interest paid on such loans, or some portion thereof, may be deductible for federal income tax purposes;

ii)     Ownership of Policy cash value equal to the sum of all "Company premiums" as defined in Paragraph 3(a) hereof; and

iii)   The limited right to receive death proceeds of the Policy to the extent of the Company’s Policy Interest in the event of the Employee’s death during the term of this Agreement.

b)    Employee. Except as provided in Paragraph 2(a) above and otherwise in this Agreement, the Employee shall have all remaining ownership rights in the Policy, including but not limited to, the following:

i)     The contingent limited right to obtain one or more loans or advances on the Policy which shall be limited to the extent of the Employee's Policy Interest, as defined in Paragraph 4 below, and to pledge or assign the Policy for such loans or advances. Any such loan, advance, pledge or assignment by the Employee shall be subject to the written consent of the Company;

ii)     The right to designate beneficiaries of the Employee's Policy Interest including selection of settlement options;

iii)     The right to assign any part or all of the Employee's ownership rights in the Policy to any person, entity or trust by execution of appropriate documents;

iv)     The right to surrender the Policy subject to the Company’s Policy Interest; and

v)     Ownership of all Policy cash value not owned by the Company.

3. Payment of Premiums.

a)

      i)      Subject to Paragraph 3(b) below, payment of the Policy’s annual premium shall be split between the Company and the Employee. The Employee shall pay that portion of the annual premium equal to the “economic benefit” as defined in Revenue Rulings 64-325 and 66-110. The value of the economic benefit shall be calculated by using the lower of the P.S. 58 rates or the Insurer’s term rates. The Company shall pay the remainder of the premium (hereafter referred to as “Company premium(s)”).

ii)    Notwithstanding the foregoing, during the term of this Agreement, the Company shall pay its portion of the annual premium for ten (10) years commencing with the premium for the initial policy year beginning July 1, 1998, and including the premium due on the July 1, 2007 policy anniversary; provided, however, that the Company may agree to pay such additional premiums as it and the Employee may agree. In the event the Company is not obligated to pay a portion of the premium on the policy for any policy year during the term of this Agreement, the Employee shall pay such premium either in cash or by the application of policy dividends and/or values.

iii)    By mutual consent of the parties hereto and for administrative convenience, the Company may pay the entire premium as it becomes due, whereupon the Employee shall reimburse the Company for the Employee's share of the premium in such manner as the Company and the Employee may mutually agree.

b) If either a standard disability waiver of premium benefit or accidental death benefit is added as a rider to the Policy, the Employee agrees to pay the annual cost of such riders.

4. Policy Interests.

a)    Subject to Paragraph 4(b) below, during the term of this Agreement and prior to or  upon the death of the Employee, the Company, by reason of payment of premiums pursuant to Paragraph 3 above, shall have an interest in the Policy equal to the sum  of Company premiums paid reduced by any Policy indebtedness which is incurred by  the Company and unpaid interest on such Policy indebtedness ("Company's Policy  Interest"). The Employee, by reason of payment of premiums pursuant to Paragraph  3 above, shall have all the remaining interest in the Policy in excess of the  Company's  Policy Interest ("Employee's Policy Interest").

b)	In the event of the death of the Employee during the term of this Agreement, the proceeds of the Policy shall be payable as follows:

i)     The Company shall be entitled to receive an amount of the Policy death proceeds equal to the proceeds of the Policy reduced by the death benefit payable to the Employee’s beneficiary pursuant to Paragraph 4(b)(ii) below, less any Policy indebtedness which is incurred by the Company and unpaid interest on such Policy indebtedness.

ii)    The Employee's beneficiary shall be entitled to receive an amount of the Policy death proceeds as follows plus death proceeds, if any, from an accidental death benefit rider:

Year	Amount
1	705,000
2	747,300
3	792,138
4	839,666
5	890,046
6	943,449
7	1,000,056
8	1,060,059
9	1,123,663
10	1,191,083
11	1,262,548
12	1,338,300

5.    Dividends. During the term of the Agreement, the Company and Employee agree that any dividends attributable to the Policy shall be used to purchase paid-up additional life insurance on the Employee's life unless mutually agreed otherwise. Notwithstanding the foregoing, in the event a premium on the Policy becomes due during the term of this Agreement and the Company is not obligated to pay any portion of such premium, the Employee may elect to have Policy dividends first offset such premium due with any remaining dividends used to purchase paid-up additional life insurance.

6.     Beneficiary Designation. The Company and Employee agree that the beneficiary designation for the payment of death proceeds in the Policy Application shall be completed so that the Company will be entitled to receive proceeds equal to the Company's Policy Interest and the Employee's beneficiary will be entitled to receive proceeds equal to the Employee's Policy Interest. The Employee may change his designated beneficiary at any time upon notification to the Insurer and completion of the proper beneficiary designation forms.

7.     Termination. This Agreement shall terminate upon the happening of any of the following:

a)    The July I, 2008 policy anniversary (which is the policy anniversary next  following the Employee's attainment of age 65);

b)	Failure of the Employee to either pay his share of a premium or to reimburse the Company for the Employee share of a premium pursuant to Paragraph 3;

c)	Surrender of the Policy by the Employee;

d)
Termination for cause of the Employee's employment with the Company. For purposes hereof, termination for cause shall mean the termination of the Employee's employment with the Company for any one or more of the following reasons: (a) embezzlement or theft from the Company, or other acts of dishonest or disloyalty injurious to the Company; (b) use by the Employee of alcohol, drugs, narcotics, or other controlled substances to such an extent that the Employee's ability to perform his duties as an employee of the Company is materially impaired; (c) disclosing without authorization proprietary or confidential information of the Company; (d) committing any act of gross negligence or gross malfeasance; or (e) conviction of a crime amounting to a felony under the laws of the United States of America or any of the several states. The determination of whether or not there has been a termination for cause shall be made by the Board of Directors of the Company provided that, if the Employee or the terminated Employee is a member of the Board of Directors, he shall not participate in the determination.

e)
Termination of the Employee's employment with the Company prior to attainment of age 62 for any reason other than due to the Employee's disability or following a change in control; provided, however, that in its sole and absolute discretion the Chief Executive Officer of the Company may elect to continue this Agreement. For purposes hereof:

i)     Disability shall have the same meaning as “total disability” in the Company's Long-Term Disability Insurance Plan; provided, however, that if at the time of determination of disability the Company does not sponsor the Long-Term Disability Insurance Plan, disability shall mean the complete inability to perform the normal duties of occupation during the first 18 months after commencement of disability; thereafter, disability means the inability to engage in any gainful occupation for which the Employee is reasonably fitted by education, training or experience.

ii)    Change in control shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided, that without limitation, such a change in control shall be deemed to have occurred at such time as a "person" (as used in Section 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote in elections of directors; or (b) individuals who constitute the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be, for purposes of this subsection (b), considered as though such person were a member of the Incumbent Board. Notwithstanding the foregoing definition, no change in control shall be deemed to have occurred unless and until the Employee or the Employee has actual knowledge from one of the following sources: a report filed with the Securities and Exchange Commission, a public statement issued by the Company, or a periodical of general circulation, including but not limited to The New York Times or The Wall Street Journal.

8.     Rights Upon Termination.

a)    Upon the termination of this Agreement pursuant to Paragraph 7 above if the Employee's interest in Policy cash value (prior to reduction for Policy indebtedness) is zero, the Employee shall surrender his interest in the Policy to the Company and the Company shall become the sole owner of the Policy. In such event the Employee shall immediately execute any documents necessary to assign and release all of his interest in the Policy to the Company.

b)    Upon the termination of this Agreement pursuant to Paragraph 7 above if the Employee's interest in Policy cash value (prior to reduction for Policy indebtedness) is greater than zero, the Policy shall be divided into a separate policy owned solely by the Company and a separate policy owned solely by the Employee. The values of each separate policy shall be determined by dividing the total value of the Policy prior to such division in proportion to each party's ownership interest in Policy cash value determined prior to reduction for Policy indebtedness. In the event there are outstanding policy loans, the separate policy received shall be subject to either the Company's or Employee's outstanding policy loan, as the case may be. The Company and the Employee shall immediately execute any documents necessary to cause the Policy to be divided into such separate policies.

9.     Special Provisions. The following provisions are part of this Agreement and the Executive Permanent Life Insurance Program and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

a) The named fiduciary: The Company.

b) The funding policy under this Agreement is that the Company and the Employee remit all premiums on the Policy when due.

c) Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums by the
     Company and the Employee.

d) For claims procedure purposes, the "Claims Manager" shall be the Secretary of the Company.

i)     If for any reason a claim for benefits under this Agreement is denied by the Company, the Secretary shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Agreement on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(1) The claimant's claim shall be deemed filed when presented orally or in  writing to the Secretary.

(2) The Secretary's explanation shall be in writing delivered to the claimant  within ninety (90) days of the date the claim is filed.

ii)    The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Secretary a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

  iii)      The Secretary shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Agreement on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

10.      Amendment and Assignment of Agreement. This Agreement may be altered,  amended, or modified by written Agreement signed by the Company and the  Employee. In addition, either party may assign its rights, interests and obligations  under  this Agreement; provided, however, that any assignment shall be made subject to the  terms of this Agreement.

11.      Liability of Insurer. The Insurer shall be bound only by the provisions of and  endorsements on the Policy, and any payments made or action taken by it is  accordance therewith shall fully discharge it from all claims, suits and demands of all  persons whatsoever. The Insurer shall be entitled to rely exclusively on a statement by the  Company as to the determination of the Company's Policy Interest and the  Employee's  Policy Interest. The Insurer shall in no way be bound by or be deemed to have notice of  the provisions of this Agreement.

12.     Miscellaneous. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in masculine shall include the feminine. The Agreement shall bind the Company and its successors and its assigns, and the Employee and its successors and its assigns. The laws of the State of North Carolina shall govern this
          Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

CAROLINA POWER & LIGHT COMPANY

BY: _____________________________________

Title  _____________________________________

(CORPORATE SEAL)

ATTEST:

____________________________________

EMPLOYEE:

________________________________

EAL)